Exhibit 10.4

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is entered into as of February 29, 2004 by and between Ingles Markets, Incorporated (the “Company” or the “Employer”), and Anthony Federico (“Federico”).

Section 1 — Benefits

(a) In General: In consideration of the mutual promises contained herein, the Company agrees to provide to Federico the benefits described in this Agreement. Federico acknowledges that the Company is not otherwise required to pay or provide him these benefits.

(b) Payment: The Company shall pay Federico severance pay of $250,000 payable in 52 weekly installments of $4,807.69 before tax. All applicable taxes will be deducted from these weekly payments.

(c) Stock Options: Notwithstanding anything to the contrary in the Stock Option Agreement dated October 13, 1998 (the “Options”) or in the Company’s Amended and Restated 1997 Nonqualified Stock Option Plan (the “Plan”), Federico’s termination of employment, as set forth in this Agreement, shall be deemed to constitute “retirement with the consent of the Company” for the sole purposes of the Plan and the Options. Therefore, Federico’s Options to purchase 100,000 shares at an exercise price of $10.50 will not terminate upon termination of his employment but shall continue to be exercisable for a period of three months after such termination, as set forth in Section 7 of the Plan. Federico’s termination of employment shall not be deemed retirement for purposes of other retirement or benefit plans of the Company, except to the extent separately determined thereunder.

(d) COBRA Benefits. Employer shall continue to provide insurance as required by COBRA if Federico elects such coverage, which coverage Federico acknowledges shall be at his expense.

Section 2 — Promises

(a) Employment Termination: Federico agrees that his employment with the Company and its affiliates ends on February 29, 2004.

(b) Company Property: As a condition to the benefits set forth in Section 1 hereof, Federico promises that he has returned or will return to the Employer all files, memoranda, documents, records, or copies of the foregoing (irrespective of the medium); credit cards; keys; computers or software; and any other property of the Company or its affiliates in his possession.

(c) Confidentiality: Federico acknowledges and agrees that during his employment with the Company, he has been in a position to have access to and has been entrusted with confidential information of the Company, including information regarding methods of operation, plans, procedures, financial data, lists of actual and potential suppliers and business partners, marketing strategies, plans for development and expansion and other confidential and sensitive information. Federico acknowledges that the Company and its affiliates have legitimate business interests in protecting the confidentiality of that information. Therefore, the undersigned hereby acknowledges a continuing responsibility to protect such information.

Executed this 1st day of March, 2004.

/s/ Anthony Federico
ANTHONY FEDERICO

Executed this 26th day of February, 2004.

INGLES MARKETS, INCORPORATED

By:	/s/ Robert P. Ingle
Name:	Robert P. Ingle
Title:	Chairman of the Board